Exhibit 99.1

FOR IMMEDIATE PUBLICATION

Vistra Announces Expansion of its Board of Directors with the Appointment of Julie Lagacy

IRVING, Texas — Feb. 1, 2023 — Vistra (NYSE: VST) today announced a new addition to its board of directors. Effective today, Julie Lagacy has been appointed as independent director. She will serve on the board’s Sustainability & Risk Committee and the Social Responsibility & Compensation Committee. Lagacy’s appointment will expand Vistra’s board to 11 members.

“We are pleased to welcome Julie to our board of directors,” said Scott Helm, Vistra’s chairman of the board. “Her extensive leadership, particularly in the fields of strategy, sustainability, and cybersecurity further enhance and balance the diverse skills on the board. We look forward to benefitting from her expertise as Vistra continues its leadership role in the energy transition through the responsible transformation of its fleet.”

Helm continued, “Ensuring we have the right board in place to guide the company’s strategy and oversee its net zero commitment continues to be a top priority. This expansion is the culmination of a robust board composition review process to ensure that we have the diversity and mix of skills and experience to advance our goals.”

About Vistra’s New Director:

Julie Lagacy most recently served as Caterpillar Inc.’s first chief sustainability and strategy officer. Lagacy began her career at Caterpillar in 1988 and held various leadership roles, including chief financial officer of the global mining division, and vice president of global information services and chief information officer.

Lagacy brings extensive executive management experience including financial, strategic, technology, cybersecurity, ESG, management development, acquisitions, and capital allocation. She also serves on the board of the Illinois Cancer Care Charitable Foundation.

Media

Meranda Cohn

Media.Relations@vistracorp.com

214-875-8004

Vistra Press Release

Analysts

Meagan Horn

214-812-0046

Investor@vistracorp.com

About Vistra

Vistra (NYSE: VST) is a leading Fortune 500 integrated retail electricity and power generation company based in Irving, Texas, providing essential resources for customers, commerce, and communities. Vistra combines an innovative, customer-centric approach to retail with safe, reliable, diverse, and efficient power generation. The company brings its products and services to market in 20 states and the District of Columbia, including six of the seven competitive wholesale markets in the U.S. Serving nearly 4.3 million residential, commercial, and industrial retail customers with electricity and natural gas, Vistra is one of the largest competitive electricity providers in the country and offers over 50 renewable energy plans. The company is also the largest competitive power generator in the U.S. with a capacity of approximately 37,000 megawatts powered by a diverse portfolio, including natural gas, nuclear, solar, and battery energy storage facilities. In addition, Vistra is a large purchaser of wind power. The company owns and operates the 400-MW/1,600-MWh battery energy storage system in Moss Landing, California, the largest of its kind in the world. Vistra is guided by four core principles: we do business the right way, we work as a team, we compete to win, and we care about our stakeholders, including our customers, our communities where we work and live, our employees, and our investors. Learn more about our environmental, social, and governance efforts and read the company’s sustainability report at https://www.vistracorp.com/sustainability/.